                                  EXHIBIT 11.0

                           CONTROL DATA SYSTEMS, INC.
                     Computation of Earnings Per Common Share
                   (Dollars in thousands, except per share data)


                                           Three Months Ended            Six Months Ended
                                         June 30,       July 2,        June 30,      July 2,
                                           1995           1994           1995          1994
Net earnings applicable to
  common shares:
    Net earnings                      $      2,261   $        683   $      4,460   $      2,042

Primary:
  Shares for common and common share
  equivalent earnings per share (1):
    Weighted average number of
      common shares outstanding         12,695,134     13,720,058     12,964,795     13,734,123
    Dilutive effect of outstanding
      stock options and warrants           182,542        183,784              0        127,683

                                        12,877,676     13,903,842     12,964,795     13,861,806

Net earnings per common share
  and common share equivalents        $       0.18   $       0.05   $       0.35   $       0.15

Fully Diluted:
  Shares for common and common share
  equivalent earnings per share (2):
    Weighted average number of
      common shares outstanding         12,695,134     13,720,058     12,964,795     13,734,123
    Dilutive effect of outstanding
      stock options and warrants           182,542        183,784        117,627        127,683

                                        12,877,676     13,903,842     13,082,422     13,861,806

Net earnings per common share
  and common share equivalents        $       0.18   $       0.05   $       0.34   $       0.15

(1) Outstanding stock options, warrants, and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the average market price of the Company's shares during each period.

(2) Outstanding stock options, warrants, and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the greater of the average market price or the period-end market price of the Company's shares during each period.